EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Travel + Leisure Co. on Form S8 No. [No. 333-136090] of our report dated June 27, 2024 on our audits of the financial statements of Travel + Leisure Co. Employee Savings Plan as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and supplemental schedule as of December 31, 2023, which report is included in this Annual Report on Form 11-K to be filed on or about June 27, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
June 27, 2024